Exhibit 10.2

October 23, 2018

Mr. Daniel Mark Wechsler

Address on file with the Company

Dear Dan,

Reference is hereby made to the employment agreement by and between you and Melinta Therapeutics, Inc. (together with its subsidiaries, “Melinta”), dated October 30, 2017 (the “Employment Agreement”), and the Restricted Stock Unit Award Grant Notice and the Restricted Stock Unit Award Agreement, with a date of grant of November 3, 2017 (together, the “RSU Grant”). Capitalized terms not defined in this letter shall have the meaning ascribed to such terms in the Employment Agreement.

In connection with the termination of your employment, effective as of October 18, 2018 (the “Separation Date”), in addition to any other payments or benefits due to you under the Employment Agreement, twenty-five percent (25%) of the restricted stock units covered by the RSU Grant (or 45,915 restricted stock units) will vest on December 31, 2018 (the “Vesting Date”), subject to your executing, delivering and not revoking the Release of Claims as required pursuant to Section 8(g) of the Employment Agreement and your continued compliance with the Restrictive Covenant Agreement through the Vesting Date. For the avoidance of doubt, the remaining restricted stock units covered by the RSU Grant and all other unvested equity awards granted to you by Melinta which were outstanding on the Separation Date shall remain outstanding following the Separation Date and subject to vesting (if a Change in Control (as defined in the Employment Agreement) occurs at any time within three months following the Separation Date) or forfeiture as provided in the last sentence of Section 8(d)(vi) of the Employment Agreement.

In addition, you should direct all requests for references from any potential future employer to the Senior Vice President, Human Resources, who will provide dates of employment and positions held and will tell the person seeking the reference that you left to pursue other opportunities and that company policy prohibits the sharing of any additional information.

Please confirm your agreement with the terms set forth above by signing this letter in the space provided below and returning a copy of it to me.

We have valued having you as a member of our team, and we thank you for all of your contributions to Melinta. We wish you the best of luck in all of your future endeavors.

Sincerely,

/s/ Kevin Ferro

Kevin Ferro Chairman of the Board

AGREED, ACKNOWLEDGED AND ACCEPTED:

/s/ Daniel Mark Wechsler
Daniel Mark Wechsler Date: October 23, 2018

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